EXHIBIT 10.10

MIDWEST ENERGY EMISSIONS CORP.

670 D Enterprise Drive

Lewis Center, Ohio 43035

January 29, 2019

Richard MacPherson

12785 N. 135th Street

Scottsdale, Arizona 85259

Re:	Employment Letter Agreement

Dear Rick:

This letter agreement (the “Agreement”) amends and restates the terms of your employment with Midwest Energy Emissions Corp. (the “Company”) as our President and Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”). As President and Chief Executive Officer of the Company, you shall have the authority to control the day-to-day operations of the Company and its corporate strategy, subject to the Company’s by-laws and to the directions and decisions of the Board. This Agreement is effective as of January 1, 2019 (the “Effective Date”).

1. Salary. You will be paid at an annual base salary rate of $395,000, payable in accordance with the Company’s regular payroll practices and subject to required or authorized withholdings, and which shall be paid unless payment thereof is restricted by any agreements to which the Company is a party. Such annual base salary rate shall be reviewed by the Board (or a committee thereof) at least annually and in light of such review may, in the sole discretion of the Board (or a committee thereof), be increased taking into account such factors as it deems pertinent.

2. Bonuses. In addition to the annual base salary rate, you shall be eligible to receive bonus compensation in such amounts and at such times as the Board (or a committee thereof) shall from time to time determine. Such bonus compensation will be at the sole discretion of the Board (or a committee thereof).

3. Benefits. During the Term, you may participate in group health plans, retirement plans, incentive plans and other employee benefits that may from time to time be made generally available to executive employees of the Company subject to the eligibility requirements and other terms, conditions, plans and policies thereof of general applicability (including applicable employee contributions). The Company and its Affiliates (as hereinafter defined) reserve the right to change, amend or terminate any perquisites or benefits provided to senior management, or other employees in their sole discretion. Eligibility for any and all such benefits provided in this section shall terminate on the expiration or earlier termination of the Term (as hereinafter defined), except as otherwise required by law. You shall be subject to the policies or procedures that the Company or its Affiliates may adopt or implement from time to time with respect to its senior management. For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be management authority, equity interest or otherwise.

4. Duties. During your employment you shall devote all of your business time energy and skill to the performance of your duties to the Company and will hold no other employment, except for any employment approved in advance by the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall preclude you from managing your personal or family investments or engaging in any other non-competing activities provided such activities do not interfere with the regular performance of your duties and responsibilities to the Company.

Page 1

5. Location. You shall not be required to report to any specific physical location to render services to the Company and shall be able to perform the services contemplated hereunder from remote locations. You shall be required to travel from time to time as is necessary to perform your duties and responsibilities on behalf of the Company.

6. Expenses Reimbursement. The Company will reimburse you for (or, at the Company’s option, pay) business travel and other out-of-pocket expenses reasonably and necessarily incurred by you in the performance of your job for the Company, subject to the furnishing by you of appropriate receipts and other documentation in reasonable detail.

7. Equity Compensation. Subject to the Board of Director’s sole discretion (or the sole discretion of a committee thereof) you may be granted equity awards, from time to time, under the Company’s current Equity Incentive Plan or such other plan that the Company may adopt.

8. Vacation. You are entitled to six weeks of paid vacation per year.

9. Term. The term of this Agreement shall commence as of the Effective Date and shall extend from that date for a period of three (3) years (the “Initial Term”), unless earlier terminated as provided in Section 10 below; provided, however, that commencing on the first day after the expiration of the Initial Term and on each anniversary of such date thereafter, this Agreement and your employment hereunder will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than sixty (60) calendar days prior to the otherwise scheduled Termination Date, that such party does not want this Agreement and your term of employment so to extend. The Initial Term, as renewed by any additional successive one-year periods, is referred to herein as the “Term”.

10. Termination.

(a) Termination Without Cause. Prior to the end of the Term, the Company may terminate this Agreement and your employment hereunder at any time upon giving thirty (30) days prior written notice to you.

(b) Termination for Cause. Prior to the end of the Term, the Company may terminate this Agreement and your employment hereunder for Cause, upon giving written notice thereof to you. For purposes of this Agreement, “Cause” means any of the following:

(i) your conviction of, or entering of a guilty plea or plea of no contest with respect to any felony or any crime of moral turpitude;

(ii) the commission by you of any act of gross negligence, gross incompetence, intentional misconduct or repeated insubordination in the performance of your duties as an employee of the Company or its Affiliates;

(iii) the commission by you of any act of fraud, embezzlement, theft or dishonesty with respect to the Company or its Affiliates or in connection with your employment hereunder;

(iv) your continued insobriety, abuse of alcohol or use of illegal drugs or other acts or conduct that results in material public disgrace or disrepute for you or the Company;

(v) your failure to comply with the directives or policies of the Company; or

(vi) your material breach of this Agreement.

Page 2

(c) Voluntary Resignation. Prior to the end of the Term, you may voluntarily resign and thereby terminate this Agreement and your employment hereunder, at any time upon at least thirty (30) days prior written notice to the Company.

(d) Resignation for Good Reason. Prior to the end of the Term, you may resign and thereby terminate this Agreement and your employment hereunder for Good Reason if (i) you give the Company at least thirty (30) days prior written notice of such termination, which notice must be given within 30 days after the initial occurrence of the event constituting Good Reason and set forth in reasonable detail the occurrence act, deficiency, conduct, breach or failure of the Company that constitutes Good Reason (“Good Reason Notice”), and (ii) the Company fails to cure (as determined by the Board in good faith) such occurrence, act, deficiency, conduct, breach or failure during the period of thirty (30) days immediately following the date such Good Reason Notice is given to the Company. For purposes of this Agreement, “Good Reason” means any of the following undertaken without your consent:

(i) The Company’s material breach of this Agreement;

(ii) A material reduction by the Company of your salary; or

(iii) A material diminution by the Company in your level of duties, authority or responsibilities for the Company.

(e) Death. Prior to the end of the Term, this Agreement and your employment hereunder shall terminate automatically upon your death.

(f) Disability. In the event that you are unable to perform your services under this Agreement, due to physical or mental disability or incapacity, for a continuous period of at least ninety (90) days, or a total of at least one hundred twenty (120) days during any twelve (12) month period, during the Term of this Agreement, or if you are determined to be disabled under the Company’s or its Affiliates’ long-term disability plan (if such exists) (each, a “Disability”), the Company may terminate the Term and your employment hereunder upon written notice, subject to applicable law.

(g) Expiration. The Term and your employment hereunder shall terminate upon expiration of the Term as provided herein. The expiration of the Term shall not constitute termination without Cause or for Good Reason.

(i) Provisions that Survive Termination of Employment. All rights and obligations of the Company and of you under this Agreement shall cease as of the effective date of termination or expiration of employment and the Term, except that Sections 11, 12 and 13 shall survive such termination or expiration in accordance with their terms.

11. Severance Benefits.

(a) Earned Salary. Upon termination of your employment for any reason, you shall be entitled to the following (collectively, the “Accrued But Unpaid Compensation”);

(i) Any base salary earned, but unpaid, prior to such termination;

(ii) Reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Section 6 hereof prior to the date of termination, so long as claims for such reimbursement (accompanied by appropriate receipts and other supporting documentation) are submitted to the Company within forty-five (45) days following the date of termination; and

Page 3

(iii) Such employee benefits, if any, as to which you may be entitled under the terms and conditions of the Company’s retirement plans or other employee benefit plans as of such termination.

No other compensation or benefits will be due or payable to you upon or after any termination expiration of this Agreement, except as expressly provided otherwise in subsection (b) below or as required by law.

(b) Severance Upon Termination Without Cause or Resignation for Good Reason. If the Company terminates this Agreement and your employment other than for Cause, death, Disability or expiration of this Agreement, or (ii) you resign and terminate this Agreement and your employment for Good Reason, then, in addition to all Accrued by Unpaid Compensation payable to you hereunder, and conditioned upon and subject to you executing and delivering to the Company (and not revoking) a written release of claims in favor of the Company and its subsidiaries, Affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns relating to your employment with the Company and the termination thereof which is reasonably satisfactory in form and substance to the Company (“Release”), the Company shall continue to pay to you your base salary as in effect immediately prior to such termination (the “Severance Payments”) for the number of months or partial months remaining during the Term from the date of such termination (the “Severance Period”). The Severance Payments shall be payable in accordance with the Company’s standard payroll procedures, as such may exist from time to time, commencing with the first payday that occurs at least five (5) business days after the date on which the Release becomes fully effective and is no longer subject to revocation by you under the terms thereof, and shall be subject to applicable withholdings.

12. Non-Disclosure and Other Covenants Agreement. You hereby reaffirm, acknowledge and agree that you will continue to be bound and remain subject to the terms and conditions set forth in that certain Non-Disclosure and Other Covenants Agreement previously executed by you on July 13, 2016 (the “Non-Disclosure Agreement”) and that this Agreement does not modify or amend any of the terms thereof.

13. Governing Law. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflict of laws.

14. Entire Agreement; Counterparts. This Agreement (inclusive of any referenced documents or agreements) constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company, including the employment letter agreement dated July 12, 2016 and executed by you on July 13, 2016, concerning such subject matters, except as otherwise set forth herein. This Agreement may be executed in counterparts with the same effect as if all of the parties had signed the same document. A signed copy of this Agreement which is received via facsimile or other electronic transmission shall be given the same effect for all purposes, as if it were the original.

[SIGNATURE PAGE FOLLOWS]

Page 4

If you are in agreement with the foregoing, please execute and return, whereupon this Agreement shall be effective as of the Effective Date.

Sincerely yours, MIDWEST ENERGY EMISSIONS CORP.

By:	/s/ Christopher Greenberg
Name:	Christopher Greenberg
Title:	Chairman of the Board

Accepted and Agreed:

/s/ Richard MacPherson

RICHARD MACPHERSON

Dated: 01/29/19

Page 5